STATE OF SOUTH CAROLINA	)
COUNTY OF GREENVILLE	) )	IN THE COURT OF COMMON PLEAS FOR THE THIRTEENTH JUDICIAL CIRCUIT

VERNON A. MERCIER, Individually and	)	C.A. No.2008-CP-23-8395
Derivatively on Behalf of Nominal Defendant	)
THE SOUTH FINANCIAL GROUP, INC.	)
)
Plaintiff,	)
v.	)
)
MACK I. WHITTLE, JR., WILLIAM P. BRANT,	)
J.W. DAVIS, M. DEXTER HAGY, WILLIAM S.	)
HUMMERS, III, CHALLIS M. LOWE, DARLA	)
D. MOORE, JON W. PRITCHETT, H. EARLE	)
RUSSELL, JR., EDWARD J. SEBASTIAN,	)
JOHN C.B. SMITH, JR., WILLIAM R.	)
TIMMONS, III, and DAVID C. WAKEFIELD, III,	)
)
Defendants,	)
and	)
)
THE SOUTH FINANCIAL GROUP, INC.,	)
Nominal Defendant.	)
__________________________________________	)

JOHN S McMULLEN, On Behalf of ANDROS	)	C.A. No.2008-CP-23-8915
ASSOCIATES, INC., Derivatively on Behalf of	)
Nominal Defendant THE SOUTH FINANCIAL	)
GROUP, INC.	)
)
Plaintiff,	)
v.	)
)
MACK I. WHITTLE, JR., JOHN C.B. SMITH, JR.,	)
WILLIAM P. BRANT, J.W. DAVIS, M. DEXTER	)
HAGY, MICHAEL R. HOGAN, WILLIAM S.	)
HUMMERS, III, CHALLIS M LOWE, DARLA	)
D. MOORE, JOHN W. PRITCHETT, H. EARLE	)
RUSSELL, JR., EDWARD J. SEBASTIAN,	)
WILLIAM R. TIMMONS, III, DAVID C.	)
WAKEFIELD, III, AND WILLIAM P.	)
CRAWFORD, JR.,	)
)
Defendants,	)
and	)
)
THE SOUTH FINANCIAL GROUP, INC.,	)
)
Nominal Defendant.	)
__________________________________________	)

AGREEMENT IN PRINCIPLE

RECITALS

The action captionedMercier v. Whittle, et al., C.A. No. 2008-CP-23-8395 was filed on November 7, 2008 in the Court of Common Pleas for the Thirteenth Judicial Circuit, County of Greenville (the “Mercier Action”).

The Mercier Action was brought by a shareholder of The South Financial Group, Inc. (“TSFG” or the “Company”), both derivatively on behalf of TSFG and as a putative class action on behalf of TSFG’s public shareholders and alleges, among other things, that the Board of Directors of TSFG (the “Board”) improperly accelerated the retirement of and approved excessive compensation for TSFG’s founder, Chief Executive Officer (“CEO”) and Chairman of the Board, Mack I. Whittle, Jr. (“Whittle”).

The action captioned McMullen v. Whittle, et al., C.A. No. 2008-CP-23-8915, brought derivatively on behalf of TSFG, was filed on November 26, 2008 in the Court of Common Pleas for the Thirteenth Judicial District, County of Greenville (the “McMullen Action,” and together with the Mercier Action, the “Actions”).

The McMullen Action asserts substantially similar derivative claims and other derivative claims against substantially similar Defendants as those derivative claims asserted in the Mercier Action.

Defendant Whittle served as the Company’s President and CEO from its organization in 1986 until his retirement on October 27, 2008, as Chairman of the Board from 2005 until October 27, 2008, and as a director of the Company from 1986 until the present.

On September 3, 2006, the Board approved an amended and restated employment agreement with defendant Whittle, the term of which extended until Whittle’s 65th birthday in 2013 (the “Employment Agreement”).

On September 2, 2008, TSFG entered into an agreement with Whittle, under which Whittle would retire from his positions as the Company’s Chairman of the Board, President, and CEO as of the earlier of December 30, 2008 or any prior date specified by the Board, but would continue to serve as a director through the end of his current term, which would expire in 2011 (the “Separation Letter”).

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”), a $700 billion stimulus plan designed to assist the country’s financial system, became law.

On October 20, 2008, the U.S. Department of the Treasury (the “Treasury”) issued an interim final rule and guidelines regarding Section 111(b) of EESA. See 31 C.F.R. 30.0 et seq. Among other things, the Treasury rules state that “[i]n order to comply with section 111(b)(2)(C) of EESA for purposes of participation in the [Capital Purchase Program (“CPP”)], a financial institution must prohibit any golden parachute payment to a [Senior Executive Officer (“SEO”)] during the period the Treasury holds an equity or debt position acquired under the CPP.” 31 C.F.R. 30.8. A “golden parachute payment” is defined as:

any payment in the nature of compensation to (or for the benefit of) a SEO made on account of an applicable severance from employment to the extent the aggregate present value of such payments equals or exceeds an amount equal to three times the SEO’s base amount.

31 C.F.R. 30.9(a).

The Treasury rules also state that the golden parachute limits apply only to SEOs who are “employed by a financial institution that is participating in EESA whilethe Treasury holds an equity or debt position acquired under EESA.” 31 C.F.R. § 30.2(a)(1).

Defendant Whittle’s retirement package, as provided for in the Separation letter, provided for certain payments that would be in excess of the limitations provided under Section 111(b)(2)(C) of the EESA, if such limitations applied to Whittle, which Defendants contend is not the case because Whittle was not employed by the Company “while the Treasury holds an equity or debt position acquired under [TARP].” 31 C.F.R. § 30.2(a)(1).

The parties have exchanged confidential information which indicates that the amount of this excess would be approximately $2 million.

The Company intended to seek a Treasury investment under EESA, the approval of which would have subjected certain of TSFG’s officers to the “golden parachute” limits called for in EESA.

Prior to the Company’s application for funds under EESA, defendant Whittle, because his employment with the Company would end in approximately two months or less, elected not to sign a waiver of the right to receive compensation in excess of the compensation limitations contained in the EESA, which waiver was required under the EESA CPP regulations prior to receipt of EESA funds.

On October 24, 2008, the Board exercised the Separation Letter provision authorizing the Board to specify Whittle’s retirement date and determined that Whittle’s retirement date would be as of the close of business on October 27, 2008.

On October 24, 2008, the Company applied for emergency funds under the EESA.

On November 12, 2008, after being served with the complaint in the Mercier Action, defendant Whittle authored a letter to the Treasury explaining the timing of his departure, that TSFG had applied for government monies under EESA, and offering that if his retirement agreement, which had previously been fully disclosed to the Treasury, caused an issue with the approval of TSFG’s application, he was willing to discuss with Treasury the aspects of his retirement agreement that were in excess of the EESA limitations and in good faith mutually agree to something that would allow the EESA investment to be made.

On November 14, 2008, TSFG announced it had been “preliminarily approved” to participate in the EESA’s Capital Purchase Program, “subject to standard terms and conditions.” The announcement stated that “[t]he Treasury intends to invest approximately $347 million in TSFG senior preferred stock and common stock warrants.”

The Company subsequently received final approval to participate in the EESA’s Capital Purchase Program, and the Treasury acquired $347 million of Company preferred stock and common stock warrants.

Whittle maintains, based on legal advice, that the compensation limitations contained in EESA do not apply to his retirement package because he was not an executive officer in the Company at the time of the investment in the Company by the U.S. Treasury.

On January 30, 2009, counsel for all the parties to the Actions participated in an all-day mediation session under the auspices of Thomas J. Wills (“Mr. Wills”), which did not result in an agreement to settle the Actions.

The parties, with the help of Mr. Wills, continued thereafter in numerous telephonic and written negotiations, to attempt to resolve the Actions.

TSFG and Whittle, William P. Brant, J.W. Davis, M. Dexter Hagy, William S. Hummers, III, Challis M. Lowe, Darla D. Moore, Jon W. Pritchett, H. Earle Russell, Jr., Edward J. Sebastian, John C.B. Smith, Jr., William R. Timmons, III, David C. Wakefield, III, Michael R. Hogan, and William P. Crawford, Jr. (collectively, the “Individual Defendants,” and together, with TSFG, the “Defendants”) and plaintiffs in the Actions, by and through their undersigned attorneys, have engaged in good faith, arm’s-length discussions with regard to the possible settlement of the Actions and the parties have reached an agreement in principle providing for the proposed settlement of the Actions (the “Settlement”) on the terms and conditions set forth in this agreement in principle (“AIP”).

Defendants do not admit and expressly deny all of plaintiffs’ claims in the Actions.

Plaintiffs acknowledge and agree that the execution of this AIP by the Defendants is not an admission on the part of any of the Defendants that they have in any way committed or attempted to commit any violation of law or breach of duty, including without limitation any breach of any duty to TSFG or its shareholders or otherwise acted in any improper manner.

Parties to the McMullen Action believe that the proposed Settlement is in the best interests of TSFG. Parties to the Mercier Action believe that the proposed Settlement is in the best interests of TSFG and TSFG’s shareholders.

The parties, subject to approval of the Court and TSFG’s Board, agree as follows:

1.             Principal Terms of Settlement. The parties agree that the benefits described herein constitute a substantial benefit for the Company and its shareholders and that the Actions were the material cause of those benefits.

a.	Monetary Remedies
1.

Defendant Whittle will contribute to the Company $250,000 to assist the Company in settling this matter. The Company shall obtain this payment by reducing the aggregate amount due to be paid to him on April 28, 2009 under the Separation Letter

b.	Whittle’s Retirement from TSFG Board
1.	Defendant Whittle shall resign from the Board, effective as of the date the Court approval of the Settlement becomes Final
2.	TSFG will commit to include language to the following effect in an SEC filing:

a)

In August 2008, the Company’s Board of Directors determined it was in the Company’s best interest to change the CEO and, to that end, began a series of negotiations with Mr. Whittle, which resulted in his retirement and the monetary settlement between Mr. Whittle and the Company (the terms of which have been filed by TSFG with the SEC).

b)

In October 2008, based on advice of counsel, the Company’s Board of Directors determined that Mr. Whittle had no legal obligation to agree to the TARP executive compensation limitations (compliance with which was necessary in order to receive a capital allocation under the US Treasury’s TARP Capital Purchase Program). Because at that point his employment with the Company would end in approximately two months or less, Mr. Whittle elected not to agree to the TARP executive compensation limitations. Accordingly, based on the advice of counsel, the Company’s Board of Directors determined that the only prudent way that it could ensure compliance with the TARP executive compensation limitations (and participate in the Capital Purchase Program) was to exercise the right it had under the Company’s separation agreement with Mr. Whittle to select a date in advance of December 30, 2008 as his retirement date, which it did by selecting October 27, 2008 as his retirement date.

c.	Non Monetary Remedies[1]
1.	The Board shall not nominate a former CEO of the Company to the TSFG

_________________________

1  The commitments in items 1, 3, 4, 6, 7, 9, 11, 13, 14, 15 and 16 will be effective for five years. In addition, the obligations and commitments in this section 1c shall terminate in the event of any merger, share exchange or other business combination transaction to which TSFG is a party unless TSFG is the surviving company in the transaction, remains a public reporting company following consummation of the transaction and the beneficial holders of securities of TSFG generally entitled to vote in the election of directors ("Voting Securities") as of immediately before such transaction continue to own beneficially, immediately after consummation of such transaction, more than 65% of the then-outstanding Voting Securities of TSFG in substantially the same proportions as their ownership immediately prior to such transaction.

Board for a period of two (2) years after the departure of the CEO from TSFG.

2.

The Board shall add an additional independent[2] director with a background in financial services. The Company will seek to speak with shareholders, other than index funds, beneficially holding greater than 5% of the Company’s common stock to solicit their suggestions for an appropriate person to fill this position. Although the Board does not commit to nominate any particular person recommended, it shall duly consider nominating any such person.

3.	Seventy-five percent (75%) of the Board shall consist of independent directors.

4.	The chairman of the Board (i) shall be independent; (ii) shall be elected by secret ballot of the Board annually; and (iii) shall be limited to four (4) consecutive years of service as Board Chairman.

5.

Before the end of the current fiscal year, the Compensation Committee will rebid its engagement of its independent compensation consultants from among the following nationally recognized firms (Frederick W. Cook & Co., Mercer Human Resource Consulting, Towers Perrin, Hewitt Associates, Watson Wyatt Worldwide, or Pearl Meyer & Partners).

6.

The Board shall designate the Audit Committee as the committee responsible for TARP compliance, provided that the primary responsibilities for (i) implementation of a company-wide policy regarding excessive or luxury expenditures, (ii) the required risk assessment regarding the structure of incentive compensation so as to not encourage excessive risk taking, and (iii) other matters that are predominantly compensation-related, may be delegated to the Compensation Committee (though the Audit Committee will still confirm completion by the Compensation Committee of these delegated matters).

7.

If in the future TSFG is required to prepare an accounting restatement to correct a material accounting error included in a report on Form 10-Q or Form 10-K, a committee of independent directors shall determine whether the restatement was caused by misconduct of any Section 16 officer of TSFG.[3] If the committee of independent directors determines that misconduct of any such officer caused the restatement, the Board shall require such officer to return to TSFG:

_________________________

2  Any references herein to “independence” or “independent” herein shall mean such term as defined in applicable NASDAQ rules.

3  “Section 16 officer” means “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 as amended, and includes the president, the principal financial officer, the principal accounting officer, and any vice president in charge of a principal business unit, division, or function.

a)

Any bonus or other incentive-based or equity-based compensation received by that person from TSFG during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and

b)	Any profits realized from the sale of securities of TSFG during that 12-month period.

The committee of independent directors’ conclusions and determinations concerning its findings relating to misconduct and any required remediation will be disclosed in an appropriate filing with the SEC. By agreeing to this item, the Company does not imply that the Company believes that it is or will be required to prepare any accounting restatement to correct an accounting error.

8.

TSFG commits, for as long as TARP requires a risk assessment of incentive compensation, to include in an appropriate SEC filing not merely the conclusion of the TARP-mandated risk assessment of incentive compensation (i.e., that it does not induce excessive risk taking), but also a reasonable discussion of the methodology utilized in arriving at that conclusion. For the same period of time, the Company will also continue to include a Compensation Discussion and Analysis in its proxy statement which will provide a detailed description of the Compensation Committee’s thoughts and objectives of the incentive compensation arrangements.

9.

Communications to the Board from shareholders or employees shall be delivered to Board members within six (6) weeks of receipt. All communications to the Board will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. The Corporate Secretary, in his discretion, shall forward items to the Board unless he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

10.

TSFG will submit an advisory “say on pay” provision in its proxy statement this proxy year and in each subsequent year until the later of five years (i.e., ending with the proxy statement for the 2013 annual meeting) or three years after the Company satisfies its financial obligation to the federal government, thereby releasing itself from the TARP-mandated say-on-pay requirement. TSFG will include a Compensation Discussion and Analysis that in general, provides the same level of detail and disclosure as is set forth in RiskMetric’s proxy statement.[4]

11.	The Board shall amend TSFG’s Corporate Governance Guidelines to provide that the positions of Chairman of the Board and CEO shall be divided and held by two persons.

12.

The Board will form an independent committee to review PricewaterhouseCoopers LLP’s performance as auditor, and make a special recommendation to the Audit Committee as to whether the Company’s external audit should be rebid. The Company’s agreement to this item 12

_________________________

4  See RiskMetrics Group, Inc., Proxy Statement (Form DEF 14A), at 17-30 (Apr. 23, 2008).

does not imply that the Company is aware of any disagreement by the Company with Pricewaterhouse Coopers LLP or any problem with PricewaterhouseCoopers LLP’s performance. Furthermore, for at least the next ten years, the Company will ensure compliance with the obligation of its external auditor to rotate its primary audit partner at least every five years.

13.

The Company will commit to hold, at least twice per year, an open conference call to which all shareholders beneficially holding in excess of 3% of the Company’s common stock (who make filings under Section 13 of the Exchange Act; calculated on a fully diluted basis) may call in and speak with management about any matter reasonably and materially related to the Company’s business, subject to reasonable time and decorum limits.

14.	Any director appointed to the Board by the Board of Directors will be presented by the Board at the next shareholder meeting for confirmation (or replacement).

15.	The Company shall amend its Bylaws to:
a)	Prevent any "poison pill" from being issued with a beneficial owner trigger below 20%, unless approved by shareholders; and
b)	Prevent the company from holding a pill without shareholder approval for more than one year.

16.

When new independent board members are nominated to fill newly created positions or to replace incumbent board members who are leaving the board, the Board or the appropriate Board committee will also commit to seek to speak with shareholders, other than index funds, beneficially holding greater than 5% of the Company’s common stock to solicit their suggestions for appropriate persons to fill these positions. Although the Company does not commit to nominate any particular person suggested, it shall duly consider nominating any such person.

2.             Confirmatory Discovery. Following the execution of this AIP, plaintiffs will conduct reasonable confirmatory discovery to confirm that the Settlement is fair, reasonable, and adequate. The parties anticipate that this discovery willconsist of limited document production and depositions/interviews of key TSFG personnel or attorneys. Confirmatory discovery shall be completed by March 31, 2009, unless the parties cannot complete the needed discovery by that date, in which case, they shall meet and confer and work in good faith to agree to a reasonable extension of time to complete the confirmatory discovery without involving the Court.

3.             Stipulation of Settlement. This AIP is subject to the parties reaching agreement on a stipulation of settlement (the “Stipulation”) and such other documents (collectively, the “Settlement Documents”)(the Stipulation and the Settlement Documents collectively referred to as the “Settlement”) as may be required in order to obtain a final judgment approving the Settlement, and then, plaintiffs dismissing with prejudice the Actions upon the terms set forth herein. The parties to the Actions shall work in good faith to agree upon and execute an appropriate Stipulation and Settlement Documents. The parties agree to use their best efforts to agree upon and execute the Stipulation on or before March 31, 2009. The Stipulation will provide, among other things:

a.              For dismissal of the derivative claims contained in the Actions and release and settlement of all Released Derivative Claims against all Released Defendant Persons. “Released Derivative Claims” means any and all claims of any nature or description under statutory or common law of the federal government or any state (including without limitation claims arising under South Carolina law, the federal securities laws, or any rules or regulations promulgated thereunder, and claims within the exclusive jurisdiction of federal courts), liabilities, obligations, causes of action, expenses, damages, losses or any other matters, whether known or unknown, foreseen or unforeseeable, certain or contingent, that have been or could have been asserted derivatively on behalf of TSFG or any of its subsidiaries in state or federal court or in arbitration or similar proceedings that are based on, relate in any manner to or arise out of the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof that (1) were involved, recited, described or referenced in the Actions5 or (2) otherwise arise out of, recite, describe, involve, refer to or relate to the compensation and benefits provided to Whittle by the Company, the Company’s reimbursement of Whittle’s expenses, Whittle’s severance package, or any matters alleged in the complaints in the Actions. “Released Defendant Persons” means Defendants, their respective predecessors, successors, parents, subsidiaries, affiliates, and their respective officers, employees, agents, attorneys, advisors, accountants, directors, heirs, personal representatives, beneficiaries and assigns.

b.              For a release and settlement of all known and unknown claims of any Defendant for damages, injunctive relief, or any other remedies against plaintiffs, their attorneys, respective predecessors, successors, parents, subsidiaries, affiliates, and agents based upon, arising from, or related to the subject matter of the Actions;

c.              For plaintiff Mercier’s dismissal of the class claims contained in the Mercier Action and release and settlement of all Released Class Claims against all Released Defendant Persons. “Released Class Claims” means any and all claims of any nature or description under statutory or common law of the federal government or any state (including without limitation claims arising under South Carolina law, the federal securities laws, or any rules or regulations promulgated thereunder), liabilities, obligations, causes of action, expenses, damages, losses or any other matters, whether known or unknown, foreseen or unforeseeable, certain or contingent, that have been or could have been asserted by any member of the settlement class in state or federal court or in arbitration or similar proceedings that are based on, relate in any manner to or arise out of the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof that (1) were involved, recited, described or referenced in the Actions6 or (2) otherwise arise out of, recite, describe, involve, refer to or relate to the compensation and benefits provided to Whittle by the Company, the Company’s reimbursement of Whittle’s expenses, Whittle’s severance package, or any matters alleged in the complaints in the Actions.

d.                That in connection with the dismissal of the class claims asserted by plaintiff Mercier, (i) the parties to the Mercier Action will stipulate to a temporary settlement class consisting of all current shareholders of TSFG, for the purposes of settling and dismissing the claims of that class and (ii) the parties to the Mercier Action will further stipulate that, in the event that the settlement is not consummated, the stipulation as to the settlement class will be withdrawn and rendered void ab initio, the parties to the Mercier Action will jointly withdraw any pending motion for certification and request that the court de-certify any class certified pursuant to the Stipulation, and Defendants shall retain the right thereafter to object to class certification.

e.              That TSFG and each of the Individual Defendants have denied and continue to deny all of the claims in the Actions and have denied and continue to deny having committed, aided, or attempted to commit any violations of law or breach of any duty of any kind, or otherwise having acted in any improper manner;

_________________________

5  Notwithstanding any background references to TSFG financial data in the Actions, plaintiffs do not release any fraud-based claims related to any future accounting restatement. Plaintiffs have no reason to suspect that any such restatement will occur

6  Notwithstanding any background references to TSFG financial data in the Actions, plaintiffs do not release any fraud-based claims related to any future accounting restatement. Plaintiffs have no reason to suspect that any such restatement will occur

f.               That Defendants and plaintiffs are entering into the Stipulation because the proposed Settlement would eliminate the expenses, burdens, and risks associated with further litigation of the Actions;

g.              That TSFG is further entering into this Stipulation because it believes that the proposed Settlement is in the best interests of TSFG and all of its shareholders;

h.              That neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts, or omissions;

i.               That TSFG shareholders shall be notified of the proposed settlement by individual notice, by publication of a summary of the settlement in a national business publication, and by filing a Form 8-K with the Securities and Exchange Commission summarizing the settlement and attaching a copy of the proposed Settlement Documents; and

j.               That, subject to the order of the State of South Carolina, County of Greenville, in the Court of Common Pleas for the Thirteenth Judicial Circuit (the “Court”)7, until judgment approving or rejecting the Settlement provided for in the Stipulation becomes Final, plaintiffs, and any and all other shareholders of TSFG, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Derivative Claims or Released Class Claims, either directly, representatively, derivatively, or in any other capacity, against TSFG, any Individual Defendant, or any Released Defendant Person.

4.             Subject to prior Court approval of the form of the Settlement Documents and the approval of the Settlement Documents by TSFG’s Board, the parties to the Actions will present the Settlement to the Court for hearing and approval as soon as practicable and for an Order dismissing the Actions with prejudice and barring all Released Derivative Claims and Released Class Claims, as provided in paragraph 3 above, without costs to any party (other than counsel fees and expenses as provided in paragraph 5 below). Parties to the Mercier Action will also request an Order certifying the class for settlement purposes only, as provided in paragraph 3 above. TSFG shall disseminate notice of the Settlement to its shareholders in such form and manner as approved by the Court and shall be solely responsible to pay, up to a maximum amount of $75,000, the costs and expenses related to providing such notice, with plaintiff’s counsel being responsible to pay any costs and expenses above that amount.

5.             Upon execution and filing of the Stipulation, plaintiffs shall promptly apply to the Court for preliminary approval of the Settlement and the scheduling of a hearing for final approval of the Settlement and the application by plaintiffs’ counsel for an award of attorneys’ fees and expenses. The parties agree that the Stipulation will provide for the payment of attorneys’ fees, costs, and expenses to plaintiffs’ counsel in an amount of $500,000, subject to Court approval, to be paid $200,000 in the form of TSFG common stock, valued based on the average closing price of the TSFG common stock for the 10 trading day period ending the trading day immediately preceding the final settlement hearing, and $300,000 to be paid in cash, on behalf of the Individual Defendants by the Company’s D&O insurance carrier. Such payment shall be made in the manner directed by the Court and agreed by plaintiffs’ counsel, within ten business days of the date of the Court’s approval of the Settlement, including the fees and expenses, becomes Final. Except as expressly provided herein, plaintiffs’ counsel shall bear their own fees, costs, and expenses, and no Defendant shall assert any claim for expenses, costs, or fees against plaintiffs or plaintiffs’ counsel. A ruling or judgment of the Court approving the Settlement shall become “Final” for purposes of this AIP on the later of: (i) if there is an appeal from the ruling, the date of final affirmance of the ruling or judgment approving the Settlement on appeal and the expiration of the time for any further judicial review whether by appeal or reconsideration and, if further appeal is granted, the date of final affirmance of the ruling or judgment approving the Settlement following review pursuant to the grant; or (ii) the expiration of the time for the filing or noticing of any appeal from the ruling.

_________________________

7  Both the Mercier Action and the McMullen Action have been assigned to the Business Court Pilot Program of the South Carolina Circuit Courts before the Hon. Edward W. Miller.

6.             The Settlement set forth in his AIP shall not become effective until the first date on which all of the following conditions have been satisfied, unless one or more of the conditions is expressly waived in writing by counsel for each of the parties:

a.             Approval by the TSFG Board of the Stipulation and other Settlement Documents;

b.            Plaintiffs’ counsel’s determination, following the completion of reasonable confirmatory discovery, that the Settlement is fair, reasonable, and adequate;

 c.              The entry of judgment by the Court in the Actions approving the Settlement and dismissing with prejudice the Actions without awarding costs to any party, except as provided herein; and

d.	The judgment referred to in subparagraph (c) above shall have become Final.

7.             This AIP shall be null and void and of no force and effect if any of the conditions set forth in paragraph 6 are not met. In the event the Settlement is not consummated for any reason: (a) the parties will revert to their litigation positions immediately prior to the execution of this AIP; (b) the fact and terms of this Settlement shall not be admissible in any trial, summary judgment, or other determination in these Actions; (c) this AIP shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions or to constitute an admission of fact by any party in any respect and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this AIP; and (d) none of the terms of this AIP shall be effective or enforceable, except for this Paragraph.

8.             This AIP may be executed in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. The undersigned signatories represent that they have authority from their respective clients to release their respective claims and to execute this AIP. The terms of this AIP shall inure to and be binding upon the parties and their respective agents, executors, heirs, personal representatives, successors, and assigns, subject to the conditions set forth herein.

9.             This AIP and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to conflict of laws principles.

10.           Each of the attorneys executing this AIP has been duly empowered and authorized by his/her respective client(s) to do so.

11.           Except as provided herein, neither TSFG nor any Individual Defendant shall bear any expenses, costs, damages, or fees alleged or incurred by plaintiffs, or the attorneys, experts, advisors, agents, or representatives of the plaintiffs.

12.	This AIP may be modified or amended only by a writing signed by the signatories hereto.

13.           Neither the existence of this AIP nor the provisions contained herein shall be deemed a presumption, concession, or admission by TSFG , any Individual Defendant, or any Released Defendant Person of any breach of duty, liability, default, or wrongdoing as to any facts or claims alleged or asserted in the Actions, or in any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used in the Actions or any other action or proceeding of any nature whatsoever, provided, however, that TSFG, the Individual Defendants, and/or any Released Defendant Person may file or offer into evidence the Stipulation, the Final Judgment, and/or the releases executed pursuant thereto in any action or proceeding that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar, reduction, or any other theory of claim preclusion or issue preclusion or defense or counterclaim similar to claim or issue preclusion.

IT IS HEREBY AGREED by the undersigned as dated below.

DATED: March 24, 2009	WHETSTONE, MYERS, PERKINS
& YOUNG, LLC
/s/
Charles W. Whetstone, Jr.
Cheryl F. Perkins
P.O. Box 8086
601 Devine Street (In the Vista)
Columbia, South Carolina 29202
Tel: (803) 799-9400
Fax: (803) 799-2017

BARROWAY TOPAZ KESSLER
MELTZER & CHECK, LLP
Lee D. Rudy
Eric L. Zagar
Michael J. Hynes
J. Daniel Albert
280 King of Prussia Road
Radnor, PA 19087
Tel: (610) 667-7706
Fax: (610) 667-7056

Attorneys for Plaintiff Vernon A. Mercier

DATED: March 24, 2009	MOTLEY RICE LLC

/s/
Ann K. Ritter
Badge Humphries
Josh C. Littlejohn
28 Bridge Blvd.
Mt. Pleasant, SC 29464
Tel: (843) 216-9000
Fax:

Attorneys for Plaintiff John S. McMullen

DATED: March 24, 2009                                                                WYCHE BURGESS FREEMAN

           & PARHAM, P.A.

/s/

          Henry L. Parr, Jr.

          Wallace K. Lightsey

          J. Theodore Gentry

          David H. Koysza

          44 East Camperdown Way, 29601

          Post Office Box 728

          Greenville, S.C. 29602-0728

          Tel: (864) 242-8200

          Fax: (864) 235-8900

 Attorneys for Defendants The South Financial Group, Inc., William P. Brant, J.W. Davis, M. Dexter Hagy,William S. Hummers, III, Challis M. Lowe, Darla D.Moore, Jon W. Pritchett, H. Earle Russell, Jr., Edward J. Sebastian, John C.B. Smith, Jr., William R. Timmons, III, David C. Wakefield, III, Michael R. Hogan, and WilliamP. Crawford, Jr.

DATED: March 24, 2009	NEXSEN PRUET, LLC

/s/

          William W. Wilkins

Thomas L. Stephenson

           201 W. McBee Avenue

           Suite 400

           Greenville, S.C. 29601

           Tel: (864) 282-1199

           Fax: (864) 477-2699

          Attorneys for Defendant Mack I. Whittle, Jr.